Exhibit 10.1

AMENDMENT made this 28th day of September, 2023, to be effective as of March 1, 2024 (the “Effective Date”) to Employment Agreement (the “Employment Agreement” or “Agreement”) dated July 8, 2019, as amended, between Voxx International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788 (the “Company”) and Patrick M. Lavelle, an individual residing at 131 Celebration Blvd., Celebration, Florida 34747 (the “Executive”). All capitalized terms used herein but not defined herein are as defined in the Employment Agreement unless indicated otherwise.

WHEREAS, Section 4.2A of the Employment Agreement requires that the Company provide the Executive with at least six (6) months’ notice of its desire to extend the Employment Period beyond February 29, 2024; and

WHEREAS, the Company desires to extend Executive’s employment with the Company and the Company and Executive have discussed and agreed in principle on an extension and modification of the Employment Agreement, primarily with respect to the Term of the Agreement and compensation.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.
Section 1.1 of the Employment Agreement is amended and restated in its entirety as follows:
1.1
This Employment Agreement shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue for a period of one (1) year thereafter through February 28, 2025 (the “Extended Term”), unless the Employment Agreement is terminated at an earlier date by either party in accordance with Section 4 (such period hereinafter referred to as the “Extended Employment Period”).

2.
The last three sentences of Section 2.1 of the Employment Agreement are amended and restated in their entirety as follows:

The Company hereby acknowledges and consents to Executive’s service as a member of the Board of Directors or Trustees (or similar position) on up to three (3) boards. At the present time, the Executive is serving on the Board of Trustees of Marist College and on the Executive Board of the Consumer Technology Association. The Executive’s principal work location shall be at Executive’s reasonable discretion, but Executive shall travel to the extent, and to the places reasonably necessary for the performance of the Executive’s duties hereunder.

3.
Section 3.1 of the Employment Agreement is amended and restated in its entirety as follows:

3.1 Base Salary. The Company shall pay the Executive a base salary of Seven Hundred Fifty Thousand ($750,000.00) Dollars per annum (“Base Salary”, payable in accordance with the standard payroll practices of the Company as are in effect from time to time, less all deductions or withholdings required by applicable law. The Board may increase the Executive’s Base Salary at any time and from time to time.

4.
Section 3.3 of the Employment Agreement is amended and restated in its entirety as follows:

3.3A Stock Grant. As of the Effective Date, Executive shall be eligible to receive awards of restricted stock units under the Company’s 2014 Omnibus Equity Incentive Plan. In addition, on each of June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025 (except with respect to the March 31, 2025 stock grant which shall require that the Executive is employed by the Company as of February 28, 2025), provided that the Executive is then employed by the Company, the Company shall grant Executive shares of Class A common stock of the Company equivalent to Sixty-two Thousand Five Hundred ($62,500.00) Dollars based on the average price of said shares on such date or the immediately prior business date if such month-end date is a weekend or an exchange holiday. The Executive shall have the option to receive the above-described shares and be responsible for any personal income tax (and Employee Medicare tax) obligations on such stock grants, or to provide written notice to Employer to receive the “Net Shares” (as hereinafter defined) with the Company being responsible to remit all federal, state and local income tax (and employee Medicare tax) obligations through payroll withholding on behalf of the Executive. The “Net Shares” shall be the number of shares of common stock of the Company valued as provided herein which is equal to $62,500 on each of the above dates less an amount equal to federal, state and local income tax and Medicare tax amounts due on such amount determined at Executive’s maximum marginal rate at such time and maximum Medicare rate applicable to the Executive at such time.

5.
Section 3.4 of the Employment Agreement is deleted in its entirety.

6.
Section 4.2A of the Employment Agreement is modified to replace all references to six (6) months therein to one hundred (100) days.
7.
All terms of the Agreement not amended herein shall remain unchanged and continue in full force and effect as set forth therein. Except as amended and modified herein, the parties hereto ratify and confirm the Employment Agreement as written.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Beat Kahli

Printed: Beat Kahli

Title: President

EXECUTIVE:

/s/ Patrick M. Lavelle

Patrick M. Lavelle